UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 6, 2017

Dermira, Inc.

(Exact Name of the Registrant as Specified in its Charter)

Delaware	001-36668	27-3267680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Middlefield Road, Suite 150 Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 421-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Please refer to the disclosure under Item 1.02 below, which is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In March 2014, Dermira, Inc. (the “Company”) and UCB Pharma S.A., a limited liability corporation incorporated under the laws of Belgium (“UCB”), entered into a Development and Commercialisation Agreement, dated March 21, 2014 (the “Development Agreement”), which provided that the Company would (a) develop Cimzia (certolizumab pegol) for the treatment of psoriasis in order for UCB to seek regulatory approval from the U.S. Food and Drug Administration (“FDA”), European Medicines Agency and the Canadian federal department for health, and (b) upon the grant of regulatory approval in the United States and Canada, promote sales of Cimzia to dermatologists and conduct related medical affairs activities in the United States and Canada. The Development Agreement also provided either party with the right to terminate the agreement under certain terms. The Company expressed its intent to terminate the Development Agreement in accordance with its terms to focus on its other late-stage product candidates and preparing for commercial launch of its glycopyrronium tosylate product candidate for the treatment of primary axillary hyperhidrosis.

As a result, the Company and UCB entered into an agreement on November 6, 2017 to effect the termination of the Development Agreement and an orderly transition of the development and commercialization activities under the Development Agreement (the “Transition Agreement”). The Transition Agreement, among other things, (a) provides that the Development Agreement will terminate on February 15, 2018 (the “Effective Date”), (b) provides for the repurchase by UCB of all product rights, licenses and intellectual property relating to Cimzia, (c) specifies the responsibilities and obligations of the Company and UCB in connection with the transition of certain activities under the Development Agreement from the Company to UCB as a result of the termination of the Development Agreement, (d) terminates UCB’s right to designate a director nominee to the Company’s Board of Directors (the “Board”), and (e) provides for the resignation of Emmanuel Caeymaex, UCB’s designee to the Board. The transition of activities under the Development Agreement from the Company to UCB is expected to be completed by the Effective Date.

Pursuant to the Development Agreement, there are no termination or penalty payments required by either party. In consideration for the repurchase of all product rights, licenses and intellectual property relating to Cimzia, UCB will pay to the Company $11.0 million by November 13, 2017 and, upon approval of Cimzia in psoriasis in the United States, an additional $39.0 million within 30 days of such approval. The Company is obligated to reimburse UCB for up to $10.0 million of development costs incurred by UCB in connection with the development of Cimzia between January 1, 2018 and June 30, 2018. If the aggregate development costs reimbursed by Dermira to UCB during this six-month period are less than $10.0 million, the Company will pay to UCB the difference between such aggregate costs and $10.0 million. These terms replace the provisions of the Development Agreement pursuant to which the Company would have been eligible to recoup its external development costs incurred related to the Cimzia program, net of milestones received, through a royalty on future net sales of Cimzia.

As of October 31, 2017, entities affiliated with UCB beneficially owned 1,841,234 shares of the Company’s outstanding common stock.

The foregoing summary of the Transition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Transition Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017.

A copy of the press release announcing the termination of the Development Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On November 6, 2017, pursuant to the terms of the Transition Agreement, Emmanuel Caeymaex, a Class II director of the Board, resigned from his position as a member of the Board, effective immediately. Mr. Caeymaex’s resignation was not due to any disagreement with the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Dermira, Inc., dated November 6, 2017.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Dermira, Inc., dated November 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERMIRA, INC.

Date: November 6, 2017	/s/ Andrew L. Guggenhime
Andrew L. Guggenhime
Chief Operating Officer and Chief Financial Officer